FFLC Bancorp, Inc. Holding Company for First Federal Savings Bank P.O. Box 490420 Leesburg, Florida 34749-0420 Voice (352) 787-3311 - Fax (352) 787-7206	Exhibit 99.1

FOR IMMEDIATE RELEASE May 13, 2005	Contact:	Stephen T.Kurtz President & CEO

FFLC BANCORP, INC., Announces Shareholder Approval of Merger and Results of Shareholder Elections

Leesburg, Florida. FFLC Bancorp, Inc. (NASDAQ NMS: FFLC), the holding company for First Federal Savings Bank of Lake County.

FFLC President and CEO Stephen T. Kurtz announced that at a meeting of shareholders of FFLC held on May 12, 2005, shareholders overwhelmingly approved the merger of FFLC and Colonial BancGroup, Inc., and that approximately 94% of the votes cast were in favor of the transaction. Mr. Kurtz noted that the merger is expected to close on May 18, 2005, and that the conversion is expected on June 2, 2005.

In addition, Mr. Kurtz announced that shareholders had elected to receive approximately $30 million of the purchase price in cash. Since this amount was less than the maximum of 35% cash allowed in the agreement, there will be no prorated distribution of stock and all shareholders will receive cash in the exact proportion they requested.

First Federal Savings Bank of Lake County conducts business in Lake, Sumter, Citrus and Marion Counties, Florida, through a network of sixteen branch offices. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol “FFLC”. First Federal’s web site is located at http://www.1stfederal.com. FFLC Bancorp, Inc.‘s SEC filings, press releases and other supplemental information are available at the web site, in the “FFLC Bancorp” section.